Exhibit 99.10

FIRST AMENDMENT
TO THE
RESTATED GRAND CASINOS
401(K) SAVINGS PLAN

WHEREAS, the Restated Grand Casinos 401(k) Savings Plan (the “Plan”) was adopted on February 28, 2001;

WHEREAS, under Section XIII of the Plan, Grand Casinos, Inc. reserved the right to amend the provisions of the Plan through action of its Board of Directors; and

WHEREAS, it has become necessary to amend the Plan in order to (i) provide for an appendix to specify the participating employers under the Plan and (ii) make certain other changes to the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.             Section 1.14 is amended to read as follows:

“‘Compensation’ shall mean salary, wages, bonuses, overtime, gratuities, commissions and other remuneration earned by a Participant for personal services actually rendered in the course of employment with the Employer during a Plan Year for the period of time during which he was a Participant during such Plan Year, but shall exclude any income attributable to the grant, vesting or exercise of stock options granted to the Employee by the Employer, any moving expenses, any severance or salary continuation payments received by the Participant and all Matching Contributions to this Plan and any other employer contributions to any other pension or profit sharing plan, or contributions made under any insurance or welfare plan.”

2.             Section 1.19 is amended to read as follows:

“1.19       ‘Employer’ shall mean the Company and any Affiliate which adopts the Plan.  Appendix A hereto sets forth the names of all Employers.”

3.             Section 1.46(e) is amended by adding the following new sentence at the end thereof to read:

“For purposes of this paragraph (e), employment with Belle of Orleans shall be treated as employment by an Affiliate.”

4.             Section 1.46 is amended by adding the following new paragraphs (f) and (g) at the end thereof to read:

“(f)          If on November 1, 2000 an individual is an employee of Cascata Golf Course, any period during which such individual was employed by Cascata Golf Course prior to November 1, 2000 shall be treated as employment as an Employee for purposes of calculating a ‘Year of Eligibility Service’ under the Plan; provided, however, that any such individual who is not actually employed by the Employer shall not become an Eligible Employee in the Plan.

(g)           If on June 1, 2001 an individual is an employee of Bally’s Skyscraper, Inc., any period during which such individual was employed by The Claridge at Park Place, Inc. prior to June 1, 2001 shall be treated as employment as an Employee for purposes of calculating a ‘Year of Eligibility Service’ under the Plan; provided, however, that any such individual who is not actually employed by the Employer shall not become an Eligible Employee in the Plan.”

5.             Section 1.47(e) is amended by adding the following new sentence at the end thereof to read:

“For purposes of this paragraph (e), employment with Belle of Orleans shall be treated as employment by an Affiliate.”

6.             Section 1.47 is amended by adding the following new paragraphs (g) and (h) at the end thereof to read:

“(g)         If on November 1, 2000 an individual is an employee of Cascata Golf Course, any period during which such individual was employed by Cascata Golf Course prior to November 1, 2000 shall be treated as employment as an Employee for purposes of calculating a ‘Year of Service’.

(h)           If on June 1, 2001 an individual is an employee of Bally’s Skyscraper, Inc., any period during which such individual was employed by The Claridge at Park Place, Inc. prior to June 1, 2001 shall be treated as employment as an Employee for purposes of calculating a ‘Year of Service’.”

7.             Section 4.3(c) is amended by adding the following new subparagraphs (v) and (vi) at the end thereof to read:

“(v)         The Actual Deferral Percentage limitations of this Section shall, pursuant to Treas. Reg. § 1.401(k)-1(g)(11) be applied separately (A) to Eligible Employees of the Employer covered by a collective bargaining agreement and (B) to Eligible Employees of the Employer not covered by a collective bargaining agreement.

(vi)          The Employer may treat collective bargaining units separately or two or more separate collective bargaining units as a single collective bargaining unit in accordance with Treas. Reg. §1.401(k)-1(g)(11)(ii)(B).”

8.             Section 4.5(c) is amended by adding the following new subparagraph (vi) at the end thereof to read:

“(vi)        The Actual Contribution Percentage Test of Section 4.5(a) shall be automatically satisfied with respect to those Eligible Employees who are covered by a collective bargaining agreement pursuant to Treas. Reg. § 1.401(m)-1(a)(3).”

9.             The first two sentences of Section 9.1(c) are amended to read as follows:

“The minimum loan shall be $500 and, except as otherwise provided in this paragraph (c), only one loan (or, at the sole discretion of the Committee, two loans) may be outstanding at any time. This requirement that only one loan (or two loans) may be outstanding at any time shall not apply to the extent that a loan (or loans) is (are) used to pay unreimbursed educational expenses incurred by the Participant, his spouse, children or, dependents (“education loan”).”

10.           The following new Appendix A is added to the end of the Plan to read:

“APPENDIX A

Names of Employers

Plan Sponsor:

Grand Casinos, Inc. (Minnesota)

Affiliates:

BL Development Corp. (Minnesota)

Grand Casinos of Mississippi, Inc. - Biloxi (Minnesota)

Grand Casinos of Mississippi, L.L.C. - Gulfport (Minnesota)

Effective March 5, 2001, Bally’s Olympia Limited Partnership (Delaware)

Effective March 5, 2001, Sheraton Tunica Corporation

Effective July 9, 2001, Roman Holding Corporation of Indiana”

11.           Effective Dates.

(a)           The amendments made by paragraph 1, 3, 5, 7 and 8 shall be effective as of January 1, 2001.

(b)           The amendments made by paragraph 4 and 6 shall be effective as of June 1, 2001.

(c)           The amendments made by paragraphs 2 and 10 shall be effective as of July 9, 2001.

(d)           The amendments made by paragraph 9 shall be effective on December 3, 2001.

IN WITNESS WHEREOF, Grand Casinos, Inc. has executed this First Amendment to the Plan on this 21st day of November, 2001.

ATTEST:	GRAND CASINOS, INC.

/s/ Bernard E. DeLury, Jr.	By:	/s/ Wallace R. Barr
Secretary
	Title:	President